Exhibit 10.20

CNO DEFERRED COMPENSATION PLAN

(Amended and Restated Effective as of January 1, 2017)

TABLE OF CONTENTS
Page

ARTICLE 1	Definitions 1

ARTICLE 2	Selection, Enrollment, Eligibility 7

2.1	Selection by Committee 7

2.2	Enrollment and Eligibility Requirements; Commencement of Participation 7

ARTICLE 3	Deferral Commitments/Company Contribution Amounts/Supplemental Contribution Amounts /Vesting/Crediting/Taxes 8

3.1	Minimum Deferrals 8

3.2	Maximum Deferral 8

3.3	Election to Defer; Effect of Election Form 9

3.4	Withholding and Crediting of Annual Deferral Amounts 10

3.5	Company Contribution Amount 11

3.6	Supplemental Contribution Amount 11

3.7	Crediting of Amounts after Benefit Distribution 11

3.8	Vesting 12

3.9	Crediting/Debiting of Account Balances 13

3.10	FICA and Other Taxes 15

ARTICLE 4	Scheduled Distribution; Unforeseeable Emergencies 16

4.1	Scheduled Distribution 16

4.2	Postponing Scheduled Distributions 17

4.3	Other Benefits Take Precedence Over Scheduled Distributions 17

4.4	Unforeseeable Emergencies 18

ARTICLE 5	Change In Control Benefit 18

5.1	Change in Control Benefit 18

5.2	Payment of Change in Control Benefit 19

ARTICLE 6	Retirement Benefit 19

6.1	Retirement Benefit 19

6.2	Payment of Retirement Benefit 19

ARTICLE 7	Termination Benefit 20

7.1	Termination Benefit 20

7.2	Payment of Termination Benefit 20

ARTICLE 8	Disability Benefit 20

8.1	Disability Benefit 20

8.2	Payment of Disability Benefit 20

ARTICLE 9	Death Benefit 21

9.1	Death Benefit 21

9.2	Payment of Death Benefit 21

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ARTICLE 10	Beneficiary Designation 21

10.1	Beneficiary 21

10.2	Beneficiary Designation; Change; Spousal Consent 21

10.3	Acknowledgement 21

10.4	No Beneficiary Designation 21

10.5	Doubt as to Beneficiary 22

10.6	Discharge of Obligations 22

ARTICLE 11	Leave of Absence 22

11.1	Paid Leave of Absence 22

11.2	Unpaid Leave of Absence 22

11.3	Leaves Resulting in Separation from Service 22

ARTICLE 12	Termination of Plan, Amendment or Modification 23

12.1	Termination of Plan 23

12.2	Amendment 23

12.3	Plan Agreement 24

12.4	Effect of Payment 24

ARTICLE 13	Administration 24

13.1	Committee Duties 24

13.2	Administration Upon Change In Control 24

13.3	Agents 24

13.4	Binding Effect of Decisions 24

13.5	Indemnity of Committee 25

13.6	Employer Information 25

ARTICLE 14	Other Benefits and Agreements 25

14.1	Coordination with Other Benefits 25

ARTICLE 15	Claims Procedures 25

15.1	Presentation of Claim 25

15.2	Notification of Decision 25

15.3	Review of a Denied Claim 26

15.4	Decision on Review 26

15.5	Legal Action 27

ARTICLE 16	Trust 27

16.1	Establishment of the Trust 27

16.2	Interrelationship of the Plan and the Trust 27

16.3	Distributions From the Trust 27

ARTICLE 17	Miscellaneous 28

17.1	Status of Plan 28

17.2	Unsecured General Creditor 28

17.3	Employer’s Liability 28

17.4	Nonassignability 28

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17.5	Not a Contract of Employment 28

17.6	Furnishing Information 29

17.7	Terms 29

17.8	Captions 29

17.9	Governing Law 29

17.10	Notice 29

17.11	Successors 29

17.12	Spouse’s Interest 29

17.13	Validity 30

17.14	Incompetent 30

17.15	Court Order 30

17.16	Distribution in the Event of Income Inclusion Under 409A 30

17.17	Deduction Limitation on Benefit Payments 31

17.18	Insurance 31

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CNO DEFERRED COMPENSATION PLAN

(Amended and Restated Effective as of January 1, 2017)

Purpose
The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of CNO Services, LLC, an Indiana limited liability company, and its subsidiaries and affiliates, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2
“Annual Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the following amount: (i) the sum of the Participant’s Annual Deferral Amount, Company Contribution Amount and Supplemental Contribution Amount for any one Plan Year, plus (ii) amounts credited or debited to such Annual Account pursuant to this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3
“Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary, Bonus, LTIP Amounts, Performance Shares and Restricted Stock Units that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year. In the event of a Participant’s Retirement, Disability, death or Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4	“Annual Installment Method” shall mean, for an Annual Account being paid, annual installment payments over the number of years selected by the Participant in accordance with this Plan,

calculated as follows: (i) for the first annual installment, the vested portion of the Annual Account being paid shall be calculated as of the close of business on or as soon as practicable following the Participant’s Benefit Distribution Date, and (ii) for remaining annual installments, the vested portion of that Annual Account shall be calculated on every anniversary of such calculation date, as applicable. Each annual installment shall be calculated by multiplying the unpaid vested balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. By way of example, if the Participant elects a ten-year Annual Installment Method as the form of Retirement Benefit for an Annual Account, the first payment shall be 1/10 of the vested balance of such Annual Account, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested balance of such Annual Account, calculated as described in this definition.

1.5	“Award Agreement” an agreement containing the terms and restrictions relating to a grant of Performance Shares or Restricted Stock Units.

1.6
“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, performance shares, restricted stock, restricted stock units, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid by an Employer to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.7
“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8
“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.9
“Benefit Distribution Date” shall mean a date that triggers distribution of a Participant’s vested benefits. The Benefit Distribution Date for a Participant shall be the occurrence of any of the following:

(a)	If the Participant Retires, the Benefit Distribution Date for his or her vested Account Balance shall be the last day of the six-month period immediately following the date on which the Participant Retires; provided, however, in the event the Participant changes the Retirement Benefit election for one or more Annual Accounts in accordance with subsection 6.2(b), the Benefit Distribution Date for such Annual Account(s) shall be postponed in accordance with such subsection 6.2(b);

(b)
If the Participant experiences a Termination of Employment, the Benefit Distribution Date for his or her vested Account Balance shall be the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment;

(c)
If the Participant dies prior to the complete distribution of his or her vested Account Balance, the Participant’s Benefit Distribution Date shall be the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death;

(d)	If the Participant becomes Disabled, the Participant’s Benefit Distribution Date shall be the date on which the Participant becomes Disabled;

(e)
If (i) a Change in Control occurs prior to the Participant’s Termination of Employment, Retirement, death or Disability, and (ii) the Participant has elected to receive a Change in Control Benefit, as set forth in Section 5.1 below, the Participant’s Benefit Distribution Date shall be the date on which the Company experiences a Change in Control, as determined by the Committee in its sole discretion; or

(f)	A Scheduled Distribution.

1.10
“Bonus” shall mean any compensation, in addition to Base Salary, LTIP Amounts, Performance Shares and Restricted Stock Units earned by a Participant for services rendered during a Plan Year, under an Employer’s annual bonus, cash incentive plan or other arrangement designated by the Committee, as further specified on an Election Form.

1.11	“Change in Control” shall mean any “change in control event” as defined in accordance with Code Section 409A and related Treasury guidance and Regulations.

1.12	“Change in Control Benefit” shall have the meaning set forth in Article 5.

1.13	“Claimant” shall have the meaning set forth in Section 15.1.

1.14	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.15	“Committee” shall mean the committee described in Article 13.

1.16	“Company” shall mean CNO Services, LLC, an Indiana limited liability company, and any successor to all or substantially all of the Company’s assets or business.

1.17	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.18	“Death Benefit” shall mean the benefit set forth in Article 9.

1.19
“Disability” or “Disabled” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements in the preceding sentence.

1.20	“Disability Benefit” shall mean the benefit set forth in Article 8.

1.21
“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.22	“Employee” shall mean a person who is an employee of an Employer.

1.23
“Employer” or “Employers” shall mean the Company and/or any of its subsidiaries or affiliates (now in existence or hereafter formed or acquired) that have been selected by the Company to participate in the Plan and have adopted the Plan as a sponsor.

1.24	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.25
“401(k) Plan” shall mean, with respect to an Employer, a plan qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), adopted by the Employer, as it may be amended from time to time, or any successor thereto.

1.26
“LTIP Amounts” shall mean any portion of the cash compensation attributable to a Plan Year that is earned by a Participant as an Employee under an Employer’s long-term incentive plan or arrangement designated by the Committee.

1.27
“Measurement Funds” shall mean one or more funds selected by the Committee, in its sole discretion, in which a Participant may elect for the purpose of crediting or debiting additional amounts to his or her Account Balance.

1.28	“Participant” shall mean any Employee (i) who is selected to participate in the Plan and (ii) who has not been removed from participation by the Committee.

1.29	“Plan” shall mean the CNO Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.30
“Performance Share” shall mean a notional unit representing one share of Stock which may be earned as provided in an Award Agreement. The portion of any Performance Share deferred shall, at the time the Performance Share would otherwise vest under the terms of the Award Agreement, but for the election to defer, be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant either a specific number of actual shares of Stock or the cash equivalent of the actual shares of Stock in the future.

1.31
“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant. In the event no Plan Agreement is entered into by a Participant, the Plan shall serve as the Plan Agreement for that Participant.

1.32	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.33
“Restricted Stock Unit” shall mean a unit representing one share of Stock which may become vested as described in an Award Agreement. The portion of any Restricted Stock Unit deferred shall, at the time the Restricted Stock Unit would otherwise vest under the terms of the Award Agreement, but for the election to defer, be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Participant a specific number of actual shares of Stock or the cash equivalent of the actual shares of Stock in the future.

1.34
“Retirement” or “Retires” shall mean the separation from service with all Employers for any reason other than death or Disability, as determined in accordance with Code Section 409A and related Treasury guidance and Regulations, on or after the earlier of the attainment of (a) age 65 or (b) age 55 with ten Years of Service.

1.35	“Retirement Benefit” shall mean the benefit set forth in Article 6.

1.36	“Stock” shall mean the Company’s common stock, $0.01 par value per share, or any other equity securities of the Company designated by the Committee.

1.37	“Stock Unit Fund” shall mean the Measurement Fund that tracks the performance of Stock.

1.38	“Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.39	“Supplemental Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.

1.40
“Terminate the Plan” or “Termination of the Plan” shall mean a determination by an Employer’s board of directors, or similar governing body, that (i) all of its Participants shall no longer be eligible to participate in the Plan, (ii) no new deferral elections for such Participants shall be permitted, and (iii) such Participants shall no longer be eligible to receive company contributions under this Plan.

1.41	“Termination Benefit” shall mean the benefit set forth in Article 7.

1.42
“Termination of Employment” shall mean the separation from service with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability or death, as determined in accordance with Code Section 409A and related Treasury guidance and Regulations.

1.43	“Trust” shall mean one or more trusts established by the Company in accordance with Article 16.

1.44
“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant or his or her Beneficiary resulting from (i) an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)), (ii) a loss of the Participant’s or Beneficiary’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the Participant’s Beneficiary, all as determined in the sole discretion of the Committee.

1.45
“Years of Participation” shall mean the total number of full Plan Years a Participant has been a Participant in the Plan prior to his or her Termination of Employment (determined without regard to whether deferral elections have been made by the Participant for any Plan Year). Any partial year shall not be counted. Notwithstanding the previous sentence, a Participant’s first Plan Year of participation and the First Plan Year of the Plan itself shall be treated as a full Plan Year for purposes of this definition, even if it is only a partial Plan Year of participation.

1.46
“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service.
ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Selection by Committee. Participation in the Plan shall be limited to a select group of management or highly compensated Employees, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, those individuals who may actually participate in this Plan. A Participant may be removed as an active Participant by the Committee in its sole discretion as of any date, so that the Participant will not be entitled to make deferrals or receive benefit accruals under the Plan on or after that date.

2.2	Enrollment and Eligibility Requirements; Commencement of Participation.

(a)	The Committee shall establish from time to time such enrollment requirements as it determines, in its sole discretion, are necessary.

(b)
A selected Employee who becomes eligible to participate in this Plan must complete, execute and return to the Committee a Plan Agreement, an Election Form, and a Beneficiary Designation Form within 30 days after he or she first becomes eligible to participate in the Plan, or within such other deadline as may be established by the Committee, in its sole discretion, in order to participate. A Participant shall not be permitted to defer under this Plan any portion of his or her Base Salary, Bonus, LTIP Amounts, Performance Shares and/or Restricted Stock Units that are paid with respect to services performed prior to his or her participation commencement date, except to the extent permissible under Code Section 409A and related Treasury guidance or Regulations.

(c)
Each selected Employee who is eligible to participate in the Plan shall commence participation on the date that the Committee determines, in its sole discretion, that the Employee has met all enrollment requirements required by the Committee, including returning all required documents to the Committee within the specified time period. Notwithstanding the foregoing, the Committee shall process such Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee if such election is timely made under Article 3.

ARTICLE 3
Deferral and Contributions

3.1	Minimum Deferrals.

(a)
Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus and/or LTIP Amounts in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary, Bonus and/or LTIP Amounts	$3,000 aggregate
Performance Shares and/or Restricted Stock Units	10 percent of amount awarded under an Award Agreement
If the Committee determines, in its sole discretion, prior to the beginning of a Plan Year that a Participant has made an election for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero. If the Committee determines, in its sole discretion, at any time after the beginning of a Plan Year that a Participant has deferred less than the stated minimum amounts for that Plan Year, any amount credited to the Participant’s applicable Annual Account as the Annual Deferral Amount for that Plan Year shall be distributed to the Participant within 60 days after that Plan Year.

(b)
Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2	Maximum Deferral.

(a)
Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus, LTIP Amounts, Performance Shares and Restricted Stock Units up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	75%
LTIP Amounts	75%
Performance Shares	75%
Restricted Stock Units	75%
Bonus	100%

(b)
Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits an Election Form to the Committee for acceptance, except to the extent permissible under Code Section 409A and related Treasury guidance or Regulations. For compensation that is earned based upon a specified performance period, the Participant’s deferral election will apply to the portion of such compensation that is equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

3.3	Election to Defer; Effect of Election Form.

(a)
First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan on an Election Form. For these elections to be valid, the Election Form must be completed and signed by the Participant, delivered to and accepted by the Committee within 30 days of the Participant’s participation commencement date. If the Participant is or has been a Participant in a deferred compensation plan required to be aggregated with this Plan under Code Section 409A, the election must be filed in accordance with subsection 3.3(b), (c) or (d) below.

(b)
Subsequent Plan Years. Except as otherwise permitted in this Article 3, for each succeeding Plan Year, a Participant may elect to defer (i) Base Salary, Bonus, LTIP Amounts, Performance Shares and/or Restricted Stock Units and make such other elections as the Committee deems necessary or desirable under the Plan by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, by the December 31st preceding the Plan Year in which the services giving rise to such compensation are performed, or before such other deadline established by the Committee in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations.

Any deferral election made in accordance with this subsection 3.3(b) shall be irrevocable; provided, however, that if the Committee requires Participants to make a deferral election for “performance-based compensation” or compensation subject to a substantial risk of forfeiture by the deadline(s) described above, it may, in its sole discretion, and in accordance with Code Section 409A and related Treasury guidance or Regulations, permit a Participant to subsequently change his or her deferral election for such compensation by submitting an Election Form to the Committee no later than the deadline established by the Committee pursuant to subsection 3.3(c) or 3.3(d), as applicable.

(c)
Performance-Based Compensation. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to Performance Shares and any other “performance-based compensation” based on services performed over a period of at least 12 months may be made by timely delivering an Election Form to the Committee, in accordance with its rules and procedures, no later than six months before the end of the performance service period. “Performance-based compensation” shall be compensation, the payment or amount of which is contingent on pre-established organizational or individual performance criteria, which satisfies the requirements of Code Section 409A and related Treasury guidance or Regulations. In order to be eligible to make a deferral election for “performance-based compensation,” a Participant must perform services continuously from a date no later than the date upon which the performance criteria for such compensation are established through the date upon which the Participant makes a deferral election for such compensation. In no event shall an election to defer “performance-based compensation” be permitted after such compensation has become both substantially certain to be paid and readily ascertainable.

(d)
Compensation Subject to Risk of Forfeiture. Notwithstanding the foregoing, with respect to a Restricted Stock Unit or any compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may, in its sole discretion, determine that an irrevocable deferral election for such compensation may be made by timely delivering an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

3.4
Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. That portion of the Annual Deferral Amount attributable to Bonuses, LTIP Amounts, Performance Shares and Restricted Stock Units shall be withheld at the time the Bonuses, LTIP Amounts, Performance Shares and/or the Restricted Stock Units are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant. For example, the deferred portion of a Bonus attributable to Plan Year One that would have been paid in Plan Year Two will be credited to the Annual Account for Plan Year One, but will not be credited to the account until Plan Year Two.

3.5	Company Contribution Amount.

(a)
For each Plan Year, an Employer may be required to credit amounts to a Participant’s Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for that Plan Year. Such amounts shall be credited to the Participant’s Annual Account for the applicable Plan Year on the date or dates prescribed by such agreements.

(b)
For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Annual Account under this Plan, which amount shall be part of the Participant’s Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this subsection 3.5(b), if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee, in its sole discretion.

3.6
Supplemental Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to a Participant’s Annual Account under this Plan, which amount shall be the Participant’s Supplemental Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Supplemental Contribution Amount for that Plan Year. Furthermore, in no event shall the crediting of a Supplemental Contribution Amount to a Participant in any Plan Year be interpreted to mean that such Participant shall receive a Supplemental Contribution Amount in any other Plan Year. The Supplemental Contribution Amount described in this Section 3.6, if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee, in its sole discretion.

3.7
Crediting of Amounts after Benefit Distribution. Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant’s vested Account Balance occur prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.3, (ii) the Company Contribution Amount, or (iii) the Supplemental Contribution Amount, would otherwise be credited to the Participant’s Account Balance, such amounts shall not be credited to the Participant’s Account Balance, but shall be paid to the Participant in accordance with the applicable payment terms for the underlying compensation, as determined by the Committee, in its sole discretion.

3.8	Vesting.

(a)
A Participant shall at all times be 100 percent vested in the portion of his or her Account Balance attributable to deferrals of Base Salary, Bonus, LTIP Amounts, Performance Shares and Restricted Stock Units (to the extent a Participant becomes vested under an Award Agreement) plus amounts credited or debited on such amounts (pursuant to Section 3.9).

(b)
A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts (pursuant to Section 3.9), in accordance with the vesting schedule(s) set forth in the employment agreement in effect between the Participant and his or her Employer at the time of the Participant’s Benefit Distribution Date. If not addressed in such employment agreement, a Participant shall vest in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts (pursuant to Section 3.9), in accordance with the vesting schedule declared by the Committee, in its sole discretion.

(c)
A Participant shall be vested in the portion of his or her Account Balance attributable to any Supplemental Contribution Amounts, plus amounts credited or debited on such amounts (pursuant to Section 3.9), in accordance with the vesting schedule(s) set forth the employment agreement in effect between the Participant and his or her Employer at the time of the Participant’s Benefit Distribution Date. If not addressed in such employment agreement, a Participant shall vest in the portion of his or her Account Balance attributable to any Supplemental Contribution Amounts, plus amounts credited or debited on such amounts (pursuant to Section 3.9), on the basis of the Participant’s Years of Participation, in accordance with the following schedule:

Years of Participation	Vested Percentage
Less than 5 years	0%
5 years or more	100%

(d)
Notwithstanding anything to the contrary contained in this Section 3.8, in the event of a Change in Control, or upon a Participant’s Retirement, death while employed by an Employer, or Disability, any amounts that are not vested in accordance with Sections 3.8(b) or 3.8(c) above, shall immediately become 100% vested (if not already vested in accordance with the above vesting schedules).

(e)
Notwithstanding subsection 3.8(d) above, the vesting schedules described in subsections 3.8(b) and 3.8(c) shall not be accelerated upon a Change in Control to the extent that the Committee determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective. In the event of such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Code Section 280G. In such case, the Committee must provide to the Participant within 90 days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”). The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.

(f)
Subsection 3.8(e) shall not prevent the acceleration of the vesting schedules described in subsections 3.8(b) and 3.8(c) if such Participant is entitled to a “gross-up” payment, to eliminate the effect of the Code Section 4999 excise tax, pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer.

3.9
Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)
Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with subsection 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee, in its sole discretion. The Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this subsection 3.9(a) may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect 30 days after the day on which the Committee gives Participants advance written notice of such change.

(b)	Stock Unit Fund for Deferrals of Performance Shares and Restricted Stock Units.

(1)
Participant’s Performance Shares and Restricted Stock Unit deferrals will be automatically and irrevocably allocated to a Measurement Fund that tracks the performance of Stock. Participants may not select any other Measurement Fund to be used to determine the amounts to be credited or debited to their Performance Shares and/or Restricted Stock Unit deferrals. Furthermore, no other portion of the Participant’s Account can be either initially allocated or reallocated to the Stock Unit Fund. Amounts allocated to the Stock Unit Fund may be distributable in actual shares of Stock or cash, as determined by the Committee in its sole discretion.

(2)
Participant shall not be entitled to any adjustment of his or her Account or any other benefit in the event of the declaration of any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock credited to the Stock Unit Fund.

(3)
The number of shares of Stock credited to the Participant’s Account may be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account allocated to the Company Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under this Section.

For purposes of this subsection 3.9(b), the fair market value of the Stock shall be, in the event the Stock is traded on a recognized securities exchange, an amount equal to the closing price of the Stock on such exchange on the date set for valuation or, if no sales of Stock were made on said exchange on that date, the closing price of the Stock on the next preceding day on which sales were made on such exchange; or, if the Stock is not so traded, the value determined, in its sole discretion, by the Committee in compliance with Code Section 409A.

(c)	Proportionate Allocation. In making any election described in subsection 3.9(a), the Participant shall specify on the Election Form, in increments of one percent, the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d)
Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(e)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves unless otherwise set forth in an Award Agreement. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.10	FICA and Other Taxes.

(a)
Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer shall withhold from that portion of the Participant’s Base Salary, Bonus, LTIP Amounts, Performance Shares and Restricted Stock Units that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.10.

(b)
Company Contribution and Supplemental Contribution Amounts. When a Participant becomes vested in a portion of his or her Account Balance attributable to any Company Contribution Amounts and/or Supplemental Contribution Amounts, the Participant’s Employer shall withhold from that portion of the Participant’s Base Salary, Bonus and/or LTIP Amounts that is not deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such amounts. If necessary, the Committee may reduce the vested portion of the Participant’s Company Contribution Amount or Supplemental Contribution Amount, as applicable, in order to comply with this Section 3.10.

(c)
Distributions. Except as provided below, the Participant’s Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.

ARTICLE 4
Scheduled Distribution; Unforeseeable Emergencies

4.1
Scheduled Distribution. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a scheduled distribution (a “Scheduled Distribution”) of all or a portion of such Annual Deferral Amount. In addition, a Participant may elect to receive a Scheduled Distribution of any Company Contribution Amount or Supplemental Contribution Amount or both (as permitted by the Committee in its sole discretion), provided that the election is delivered to the Committee either (i) within 30 days of the Participant’s commencement date and accepted by the Committee, or (ii) by the December 31st preceding the Plan Year in which the Company Contribution Amount or Supplemental Contribution Amount or both are deposited in the Participant’s Annual Account, or before such other deadline established by the Committee in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations.

Scheduled Distributions shall be paid (i) in the form of a lump sum payment, or (ii) solely with respect to any Annual Deferral Amount, Company Contribution Amount or Supplemental Contribution Amount contributed to the Plan on and after June 1, 2016, pursuant to either a lump sum or an Annual Installment Method of up to five years, or in any combination of the two, in an amount equal to the portion of the Annual Deferral Amount, Company Contribution Amount or Supplemental Contribution Amount the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.9 above on that amount, calculated as of the close of business on or as soon as reasonably practicable following the date on which the Scheduled Distribution becomes payable. Notwithstanding the foregoing, the above provisions shall not apply to existing deferral elections in place on January 1, 2016 and shall only apply in 2016 for those individuals who became participants on or after June 1, 2016.

Subject to the other terms and conditions of this Plan, each Scheduled Distribution shall be paid out (or commence) during the 60-day period commencing immediately after the first day of the Plan Year designated by the Participant (the “Scheduled Distribution Date”) and, if a Participant so elects, any installment payments shall continue in accordance with the Participant’s election and will be payable no later than 60 days following each anniversary of the Scheduled Distribution Date. The Plan Year designated by the Participant must be at least three Plan Years after the end of the Plan Year to which the Participant’s deferral election described in Section

3.3 relates, unless otherwise provided on an Election Form approved by the Committee in its sole discretion. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts, Company Contribution Amounts and/or Supplemental Contribution Amounts that are earned in the Plan Year commencing January 1, 2016, the earliest Scheduled Distribution Date that may be designated by a Participant would be January 1, 2020, and the Scheduled Distribution would become payable in the form selected by the Participant beginning the 60-day period commencing immediately after such Scheduled Distribution Date.

4.2
Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a 60-day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.2. In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Committee in accordance with the following criteria:

(a)
Such Scheduled Distribution Election Form must be submitted to and accepted by the Committee in its sole discretion at least 12 months prior to the Participant’s previously designated Scheduled Distribution Date;

(b)	The new Scheduled Distribution Date selected by the Participant must be the first day of a Plan Year, and must be at least five years after the previously designated Scheduled Distribution Date; and

(c)	The election of the new Scheduled Distribution Date shall have no effect until at least 12 months after the date on which the election is made.

4.3	Other Benefits Take Precedence Over Scheduled Distributions.

(a)
Should a Benefit Distribution Date occur that triggers a benefit under Articles 5, 6, 7, 8 or 9, any amounts contributed to a Participant’s Annual Account before June 1, 2016, that are subject to a Scheduled Distribution election under Section 4.1, shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

(b)
Should a Benefit Distribution Date occur that triggers a benefit under Articles 5, 8 or 9, any amounts contributed to a Participant’s Annual Account on and after June 1, 2016, that are subject to a Scheduled Distribution election under Section 4.1, shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

(c)	Notwithstanding the foregoing, the Committee shall interpret this Section 4.3 in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

4.4	Unforeseeable Emergencies.

(a)
If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan (excluding deferred Performance Shares and/or Restricted Stock Units), subject to the provisions set forth below.

(b)
The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance (excluding deferred Performance Shares and/or Restricted Stock Units), calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (C) by cessation of deferrals under this Plan.

(c)
If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout from the Plan within 60 days of the date of such approval, and the Participant’s deferrals under the Plan shall be terminated as of the date of such approval.

(d)
In addition, a Participant’s deferral elections under this Plan (other than elections to defer Performance Shares and Restricted Stock Units) shall be terminated to the extent the Committee determines, in its sole discretion, that termination of such Participant’s deferral elections is required pursuant to Treas. Reg. §1.401(k)-1(d)(3) for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan. If the Committee determines, in its sole discretion, that a termination of the Participant’s deferrals is required in accordance with the preceding sentence, the Participant’s deferrals shall be terminated as soon as administratively practicable following the date on which such determination is made.

(e)
Notwithstanding the foregoing, the Committee shall interpret all provisions relating to payout and/or termination of deferrals under this Section 4.4 in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

ARTICLE 5
Change in Control Benefit

5.1	Change in Control Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall irrevocably elect on an Election Form whether to (i) receive a

Change in Control Benefit upon the occurrence of a Change in Control, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or as soon as reasonably practicable following the Participant’s Benefit Distribution Date, or (ii) to have his or her Account Balance remain in the Plan upon the occurrence of a Change in Control and to have his or her Account Balance remain subject to the terms and conditions of the Plan. If a Participant does not make any election with respect to the payment of the Change in Control Benefit, then such Participant’s Account Balance shall remain in the Plan upon a Change in Control and shall be subject to the terms and conditions of the Plan.

5.2
Payment of Change in Control Benefit. The Change in Control Benefit, if any, shall be paid to the Participant in a lump sum no later than 60 days after the Participant’s Benefit Distribution Date. Notwithstanding the foregoing, the Committee shall interpret all provisions in this Plan relating to a Change in Control Benefit in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

ARTICLE 6
Retirement Benefit

6.1
Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on or as soon as reasonably practicable following the Participant’s Benefit Distribution Date.

6.2	Payment of Retirement Benefit.

(a)
The Participant shall elect the form in which his or her Annual Accounts will be paid by filing an Election Form with the Committee. The Participant may elect to receive each Annual Account in the form of a lump sum or pursuant to an Annual Installment Method of up to ten years. If a Participant does not make any election with respect to the payment of an Annual Account by the required deferral election date for deferrals credited to that Annual Account, then the Participant shall be deemed to have elected to receive such Annual Account as a lump sum.

(b)	A Participant may change the form of payment for an Annual Account by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election to modify the form of payment for such Annual Account shall have no effect until at least 12 months after the date on which the election is made; and

(ii)
The first payment related to such Annual Account shall be delayed at least five years from the originally scheduled Benefit Distribution Date for such Annual Account, as described in subsection 1.9(a).

For purposes of applying the requirements above, the right to receive an Annual Account in installment payments shall be treated as the entitlement to a single payment. The Committee shall interpret all provisions relating to an election described in this Section 6.2 in a manner that is consistent with Code Section 409A and related Treasury guidance or Regulations.
The Election Form most recently accepted by the Committee that has become effective shall govern the payout of the applicable Annual Account.

(c)
The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Benefit Distribution Date. Except as provided below, remaining installments, if any, shall continue in accordance with the Participant’s election for each Annual Account and shall be paid no later than 60 days after each anniversary of the Benefit Distribution Date.

(d)
If the Participant dies prior to the payment of all of the installments payable under this Article 6, no further installment payments shall be made. Instead, the remaining vested Account Balance shall be paid in a lump sum as provided in Article 9.

ARTICLE 7
Termination Benefit

7.1
Termination Benefit. A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her vested Account Balance, calculated as of the close of business on or as soon as reasonably practicable following the Participant’s Benefit Distribution Date.

7.2	Payment of Termination Benefit. The Termination Benefit shall be paid to the Participant in a lump sum payment no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 8
Disability Benefit

8.1
Disability Benefit. Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or as soon as reasonably practicable following the Participant’s Benefit Distribution Date.

8.2	Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant in a lump sum payment no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 9
Death Benefit

9.1
Death Benefit. The Participant’s Beneficiary shall receive a Death Benefit upon the Participant’s death, which will be equal to the Participant’s vested Account Balance, calculated as of the close of business on or as soon as reasonably practicable following the Participant’s Benefit Distribution Date, as determined in accordance with subsection 1.9(c).

9.2	Payment of Death Benefit. The Death Benefit shall be paid to the Participant’s Beneficiary in a lump sum payment no later than 60 days after the Participant’s Benefit Distribution Date.

ARTICLE 10
Beneficiary Designation

10.1
Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2
Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

10.5
Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11
Leave of Absence

11.1
Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7, 8 or 9 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

11.2
Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, such Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7, 8 or 9 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

11.3
Leaves Resulting in Separation from Service. In the event that a Participant’s leave of absence from his or her Employer constitutes a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, the Participant’s vested Account Balance shall be distributed to the Participant in accordance with Article 6 or 7 of this Plan, as applicable.

ARTICLE 12
Termination of Plan, Amendment or Modification

12.1
Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not Terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to Terminate the Plan. In the event of a Termination of the Plan, the Measurement Funds available to Participants following the Termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Termination of the Plan is effective. Following a Termination of the Plan, Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7, 8 or 9 in accordance with the provisions of those Articles. The Termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing, to the extent permissible under Code Section 409A and related Treasury guidance or Regulations, during the 30 days preceding or within 12 months following a Change in Control, an Employer shall be permitted to (i) Terminate the Plan by action of its board of directors, or similar governing body, and (ii) distribute the vested Account Balances to Participants in a lump sum no later than 12 months after the Change in Control, provided that all other substantially similar arrangements sponsored by such Employer are also terminated and all balances in such arrangements are distributed within 12 months of the termination of such arrangements.

12.2	Amendment.

(a)
Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 12.2 or Section 13.2 of the Plan shall be effective.

(b)
Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A and related Treasury guidance or Regulations, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A and related Treasury guidance or Regulations.

12.3
Plan Agreement. Despite the provisions of Sections 12.1 and 12.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

12.4
Effect of Payment. The full payment of the Participant’s vested Account Balance under Articles 4, 5, 6, 7, 8 or 9 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement shall terminate.

ARTICLE 13
Administration

13.1
Committee Duties. Except as otherwise provided in this Article 13, this Plan shall be administered by a Committee, which shall consist of the members as the Company shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (ii) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan. Consequently, any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

13.2
Administration Upon Change In Control. Within 120 days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”) to perform any or all of the Committee’s duties described in Section 13.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, (i) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (ii) the Administrator may only be terminated with the written consent of the majority of Participants with an Account Balance in the Plan as of the date of such proposed termination.

13.3
Agents. In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.

13.4	Binding Effect of Decisions. The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration,

interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.5
Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

13.6
Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 14
Other Benefits and Agreements

14.1
Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15
Claims Procedures

15.1
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2
Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 15.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3
Review of a Denied Claim. On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a)
may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

15.4
Decision on Review. The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

15.5
Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 16
Trust

16.1
Establishment of the Trust. In order to provide assets from which to fulfill its obligations to the Participants and their beneficiaries under the Plan, the Company may establish a so-called “rabbi” trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”).

16.2
Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3
Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 17
Miscellaneous

17.1
Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (i) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (ii) in accordance with Code Section 409A and related Treasury guidance and Regulations.

17.2
Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3
Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transfer-able. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6
Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7
Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9
Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Indiana without regard to its conflicts of laws principles.

17.10
Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

CNO Services LLC
Attn: Vice President - Benefits
11825 North Pennsylvania Street
P.O. Box 194
Carmel, Indiana 46032
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11
Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

17.13
Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14
Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15
Court Order. The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law. In addition, if necessary to comply with a qualified domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee, in its sole discretion, shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

17.16
Distribution in the Event of Income Inclusion Under 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirement of Code Section 409A and related Treasury guidance or Regulations, the Participant may petition the Committee or Administrator, as applicable, for a distribution of that portion of his or her Account Balance that is required to be included in his or her income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Participant’s unpaid vested Account Balance under the Plan. If the petition is granted, such distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

17.17
Deduction Limitation on Benefit Payments. If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Employer may delay payment of any amount that would otherwise be distributed from this Plan. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.9 above. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

17.18
Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

IN WITNESS WHEREOF, the Company has signed this Plan document as of November 17, 2016, but effective as of January 1, 2017.

CNO SERVICES, LLC

By:	/s/ Edward J. Bonach
Title:	Chief Executive Officer

[Signature Page to CNO Deferred Compensation Plan]